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                                                                  EXHIBIT 99.1

                              SECOND AMENDMENT TO THE
                       1997 PERFORMANCE STOCK OPTION PLAN OF
                                   FAROUDJA, INC.

     The 1997 Performance Stock Option Plan of Faroudja, Inc. as adopted on January 2, 1997 and amended on June 13, 1997 is amended as provided herein and except as so amended, the 1997 Performance Stock Option Plan remains in full force and effect.

     1. Article III Paragraph 3.1 is amended and restated in its entirety to read as follows:

          3.1 NUMBER OF SHARES AVAILABLE. The total number of shares of Common Stock which are available for granting Options hereunder shall be One Million One Hundred Twenty-Five Thousand (1,125,000) (subject to adjustment as provided below in Section 3.3 and in Article VIII hereof)."

     2. Article V, Paragraph 5.2.4 shall be added in its entirety to read as follows:

          "5.2.4 no Options may be granted to any Person in any one taxable year of the Company in excess of 500,000 shares of Common Stock."